Exhibit 4.4

TUPPERWARE BRANDS CORPORATION

2010 INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Recipient:

Number of Shares:

Date of Award:

Restricted Period Ends:

1. Restricted Stock Award. Tupperware Brands Corporation, a Delaware corporation (“Tupperware”), pursuant to the Tupperware Brands Corporation 2010 Incentive Plan (the “Plan”), a copy of which is attached, hereby awards to the Recipient as of the Date of Award an award of a number of shares of common stock of Tupperware, $0.01 par value (“Shares”), all as specifically indicated above. The award is subject to the terms, conditions and restrictions of this Agreement and the Plan. The Recipient shall execute and return to Tupperware this Agreement and the stock power described in Paragraph 4 of this Agreement. All determinations and interpretations made by Tupperware in connection with any question arising under this Agreement or the Plan are binding and conclusive upon the Recipient or his or her legal representative.

2. Restrictions on Shares and Impact of Termination. The Restricted Period (as defined in Article 8 of the Plan) applicable to any Shares begins on the Date of Award and ends on the date the Restricted Period Ends, as set forth above, except as otherwise provided in Article 8 of the Plan. In the event of a Change of Control (as defined in Article 2 of the Plan), all restrictions shall lapse immediately in accordance with Article 15 of the Plan. If the Recipient dies while employed by Tupperware or a Subsidiary (as defined in Article 2 of the Plan), the restrictions shall lapse on the date of death. If the Recipient incurs a termination of employment for Cause, the Restricted Stock Award shall thereupon terminate. Except to the extent otherwise provided in Article 15(b) of the Plan, in the event that the Recipient is involuntarily terminated (other than for Cause), the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all such Recipient’s shares of Restricted Stock. Upon a Recipient’s termination of employment for any reason during the Restricted Period, except to the extent otherwise provided in this Agreement and in Article 15(b) of the Plan, all Shares still subject to restriction shall be forfeited by the Recipient.

3. Stockholder Rights. During the Restricted Period, the Recipient shall have all of the rights of a stockholder of Tupperware, including the right to receive dividends and the right to vote, except as otherwise set forth in this Agreement or in Article 8 of the Plan.

4. Issuance and Possession of Stock Certificates During Restricted Period. Shares will be issued and registered in certificate form or, if Tupperware so permits, book entry form, in the name of the Recipient in the stockholder records of Tupperware. The Recipient shall deliver to Tupperware the Recipient’s blank endorsement of a stock power. Such certificates will be held by Tupperware or its agent until the restrictions lapse or such Shares are forfeited in accordance with the Plan.

5. Adjustments to Shares. Recipient agrees to deliver to Tupperware any new or additional certificates representing stock or other securities, which he or she may receive during the Restricted Period with respect to the Shares (“Other Certificates”), together with a blank endorsement of a stock power. All such Shares or other securities will be subject to the same restrictions during the Restricted Period as the Shares. Other Certificates will be held by Tupperware or its agent.

6. Delivery of Certificates. Subject to the payment of tax obligations under Section 7 of this Agreement, Tupperware will deliver or cause to be delivered Shares evidenced by Certificates, or, if Tupperware so permits, in book entry form, and any Other Certificates at the end of the Restricted Period, and will deliver them to the Recipient or Recipient’s transferee free of the restrictions imposed by the Plan or this Agreement.

7. Tax Consequences. To the extent that the receipt of the Restricted Shares or the termination of the Restricted Period with respect to any Shares results in a tax obligation, the Recipient shall deliver to the Company at the time of such receipt or lapse on the restrictions, as the case may be, such amount of money or shares of unrestricted stock as the Company may require to meet its withholding obligation under applicable tax laws or regulations. Similarly, the Recipient shall execute any forms or documents necessary for the Company to meet its financial or reporting requirements relating to this Award. In lieu of a cash payment of such amount, the Company shall have the right to retain, or sell without notice, a sufficient number of the Shares or such other Shares or securities represented by Other Certificates to cover the amount required to be withheld.

The Recipient acknowledges by his or her signature below that he or she should review with the Recipient’s own tax advisors the federal, state, local and/or foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Recipient shall rely solely on such advisors and not on any statements or representations of the Company or any of its agents. The Recipient understands that the Recipient (and not the Company) shall be responsible for the Recipient’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

8. Notices. All notices hereunder to Tupperware shall be delivered or mailed to the Corporate Secretary of Tupperware at its headquarters office. All notices hereunder to the Recipient shall be delivered personally or mailed to the Recipient’s address indicated below, unless the Recipient notifies Tupperware in writing of a change of address.

9. Data Transfer and Privacy. To administer this Plan, the Recipient must provide Tupperware with personal data to identify him or her, including name and address. The personal data will be transferred to Tupperware’s U.S. headquarters in Orlando, Florida, and processed there. Tupperware may transfer the personal data to an outside vendor (such as a bank) for further processing. By signing below, the Recipient explicitly consents to this collection, transfer and processing, as necessary for operation of this Plan. During each of these steps, Tupperware treats personal data with care to ensure its privacy, and ensure that any outside vendors do the same. For European Union residents, the data is treated in accordance with Tupperware’s European Union Data Transfer Policy.

10. Recovery of Award. In the event of any restatement of Tupperware’s financial statements (“Restatement”) resulting from the error, omission, fraud or other misconduct of the Recipient, any previous delivery of common stock of Tupperware, including dividends declared thereon and paid, or a grant of an award which was made to the Recipient, shall be subject to recovery and/or cancellation by Tupperware as the Compensation and Governance Committee (the “Committee”) of the Board of Directors, in its sole discretion, shall in good faith determine. Tupperware may recover all or a portion of any award made to the Recipient with respect to a fiscal year of Tupperware when the financial results of a Restatement negatively affect the financial statements of Tupperware. The Committee may determine: (i) the amount to be recovered and/or cancelled; (ii) to recover different amounts from different Recipients or different classes of Recipients on such basis as it deems appropriate; (iii) whether to seek repayment from a Recipient or to reduce an amount otherwise payable to a Recipient under any compensation, plan, program or arrangement maintained by Tupperware, including the use of set off, subject to applicable law; (iv) the valuation of any shares of common stock determined to be withheld from a Recipient in connection with such an action; and (v) whether to cancel outstanding awards in connection with such an action and the valuation thereof for such purpose.

The parties confirm this Agreement effective as of the Date of Award and have executed it on                     , 20    .

Tupperware Brands Corporation	Recipient (Please sign and date form. Type or print address.)

Signature

Thomas M. Roehlk Executive Vice President, Chief Legal Officer & Secretary
Street Address (Home)

	City	State/Province	Postal Code

Country